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                                 EXHIBIT 14(c)
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                               SENTRY FUND, INC.
                              DISCLOSURE STATEMENT
                       FOR INDIVIDUAL RETIREMENT ACCOUNT
               UNDER SECTION 408(A) OF THE INTERNAL REVENUE CODE

On behalf of the Custodian, Marshall & Ilsley Trust Company, for the Individual Retirement Account ("Account") in which you will be participating, we are furnishing you this Statement in duplicate which incorporates the attached Internal Revenue Service Publication 590. IT IS PROVIDED IN ACCORDANCE WITH
SECTION 408(i) OF THE INTERNAL REVENUE CODE. If, after reading this disclosure, you no longer wish to maintain your Sentry IRA, you may revoke it by notice in writing. But you must do so within ten (10) days of the date on this statement. We will consider the postmark on your revocation notice as the date of mailing. If you choose to revoke your IRA, the initial purchase will be reversed and the entire amount paid, without any adjustment for such items as sales commissions, administrative expenses or fluctuation in market value, will be refunded to you.

Mail or deliver your revocation notice to:

                          Sentry Equity Services, Inc.
                             1800 North Point Drive
                            Stevens Point, WI  54481
                              Phone (715) 346-6000

Publication 590, gives you an explanation of the requirements of an individual retirement account, the tax consequences of establishing such an account (including its tax status, deductibility of contributions and the tax treatment of distributions) and the limitations and restrictions on the retirement savings deduction. It also includes the prohibitions against engaging in prohibited transactions, borrowing on or pledging the Account as security for a loan, making distributions before age 59 1/2, and making certain accumulations.

The forms used to establish your Individual Retirement Account have been filed with the Internal Revenue Service and a favorable opinion has been received. A copy of the IRS opinion letter will be provided to you.

                             FINANCIAL DISCLOSURE:

(a) Information about Sentry Fund Inc. is shown in the Prospectus which must preceed or accompany this statement.

(b) There are no sales charges or withdrawal fees on contributions made by you in the Fund.

(c) Commissions are paid only if your purchase is made through a Sentry Representative for the personal service provided in this tax-qualified plan. The commissions paid; if applicable, are 1% of each purchase made.

(d) All dividends are reinvested automatically in additional fund shares without sales charge.

(e) As with any mutual fund investment, there is no guarantee of principal or assurance that your account will increase in value. The method of calculating the Fund's Total Return and Average Annual Total Return can be found in the Prospectus and Statement of Additional Information.

(f) Custodian fees which will be charged against your Account as appropriate are:

        $5.00 Annual maintenance charge.
        $1.00 For each contribution in excess of one per calendar year. $5.00 For each distribution from the account, except the charge will be $1.00 for each installment distribution.
        $5.00 For each withdrawal of excess contributions.

The initial purchase of Fund shares for your Account will be made immediately upon acceptance of your subscription by the Fund at its Stevens Point Office.

Form 5305-A, which establishes your Account, is a model trust agreement provided and approved as to the form of the Account by the IRS, however, such approval does not represent a determination of the merits of the Account.

I acknowledge receipt of this Statement, a copy of the Fund's current Prospectus, the IRS Publication 590, and the accompanying copy of Form 5305-A. I understand and agree that Sentry Fund, Inc. is not responsible for the tax and legal aspects of my Individual Retirement Account; full responsibility therefore is assumed by me. I acknowledge having counseled with legal and tax advisors to the extent I deem necessary.

Depositor:_________________________________   Date:___________________________

Please return the signed and dated copy to: Sentry Equity Services, Inc.
                                            1800 North Point Drive
                                            Stevens Point, WI  54481